Exhibit 10.1

Execution Version

TRANSITION AND CONSULTING AGREEMENT

TRANSITION AND CONSULTING AGREEMENT (this “Agreement”), dated as of the 15th day of March, 2017 by and between Party City Holdco Inc., a Delaware corporation (the “Company”), and Gerald C. Rittenberg (the “Consultant”), effective as of April 1, 2017 (the “Effective Date”).

WHEREAS, the Consultant has served the Company and Party City Holdings, Inc. as its Executive Chairman pursuant to an Employment Agreement, which was last amended and restated as of January 1, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Consultant desire to set forth in this Agreement the terms and conditions under which the Consultant will transition from his employment as the Executive Chairman of the Company and Party City Holdings, Inc. and become the non-employee Chairman of the board of directors of the Company (the “Board”) and a consultant to the Company, in each case, as of the Effective Date;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Consulting Period. Subject to the Consultant remaining employed by the Company through March 31, 2017 (provided that prior to such date the Company may not terminate the Consultant’s employment without Cause (other than due to the Consultant’s Permanent Disability)), the Company shall engage the Consultant, and the Consultant agrees to, and shall, serve the Company, as a non-employee consultant on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on December 31, 2020, unless sooner terminated as set forth hereinafter (such period, the “Consulting Period”). The Consultant’s employment with, and service as an officer to or director of (other than the Consultant’s position as a member of the Board), the Company, Party City Holdings, Inc. and their respective affiliates (or any of the foregoing) will cease on March 31, 2017. In the event that Consultant ceases to be employed by the Company prior to March 31, 2017, this Agreement will be of no force or effect.

2.    Position and Duties.

(a)    During the Consulting Period, the Consultant shall serve as a senior adviser to the Company and to the President of the Party City Retail group, advising on certain strategic matters, and shall provide other transitional and consulting services, in each case, as are reasonably requested by the Board. During the Consulting Period, the Consultant will not be required to regularly report to the Company’s offices and the time commitment associated with the Consultant’s duties is anticipated to average 10-15 hours per week.

(b)    During the Consulting Period, the Consultant will (i) continue to serve through the remainder of his existing director term (i.e., through the Company’s 2018 annual meeting of shareholders) as Chairman of the Board (as the non-employee Chairman), and (ii) be nominated by the Board to serve as a non-employee member of the Board thereafter.

3.    Compensation & Benefits.

(a)    Consulting Fees. Beginning on January 1, 2018, the Consultant will receive a consulting fee of $40,000 per month for the remainder of the Consulting Period, which shall be paid in arrears at the end of each month.

(b)    Directors Fees. Beginning on January 1, 2018, for his service as a non-employee director, the Consultant will be eligible to participate in the Company’s non-employee director compensation program (currently providing for an annual cash retainer payment of $70,000 and an annual grant of stock options with an aggregate exercise price of $70,000), subject to the terms of the program as in effect from time to time.

(c)    Transition Payments. In connection with the transition contemplated and in consideration for Consultant’s agreement to be bound by (and subject to his continued compliance with) the restrictions set forth in Sections 7 and 8, the Consultant will be entitled to the following payments:

(i) from the Effective Date through December 31, 2017 (or, if earlier, the end of the Consulting Period), an amount equal to the amount of base salary the Consultant would have been paid had he remained employed as the Company’s Executive Chairman through the remainder of 2017 (based on his base salary as of immediately prior to the Effective Date), payable as salary continuation in accordance with the Company’s regular payroll schedule;

(ii) the annual bonus, if any, for 2017 that the Consultant would have received based on (1) his base salary as in effect as of immediately prior to the Effective Date, (2) a target bonus equal to 80% of such base salary, (3) a maximum bonus equal to 160% of such base salary, and (4) the actual performance of the Company against bonus targets established for 2017 (as determined by the Board or the Compensation Committee of the Board, in either case, in its sole discretion) had he remained employed by the Company as its Executive Chairman through December 31, 2017 (without proration based on his time employed by the Company), payable not later than March 15, 2018; and

(iii) an amount equal to $2,048,772, payable in four equal installments (each of $512,193) on each of March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018.

(d)    Employee Benefits. During the Consulting Period, the Consultant will not be entitled to participate in any employee benefit plans of the Company or its affiliates, except that the Consultant will be entitled to continue his participation (and the participation of his spouse) in the Company’s health plan, as such plan may be amended from time to time. The value of such health insurance will be imputed into the Consultant’s income for tax purposes.

(e)    Equity Awards. During the Consulting Period, the Consultant’s existing equity awards will remain eligible to vest in accordance with their terms and, for the avoidance of doubt, will otherwise remain subject to their existing terms.

(f)     Expenses. During the Consulting Period, the Consultant shall be entitled to receive reimbursement for all reasonable travel (including first-class airfare) and other expenses incurred by the Consultant in carrying out the Consultant’s duties under this Agreement; provided that such travel is at the request of the Company’s Chief Executive Officer (or his or her designee) and the Consultant complies with the policies, practices and procedures of the Company and its affiliates for submission of expense reports, receipts, or similar documentation of such expenses.

4.    Early Termination of the Consulting Period. The Consultant’s consulting services, and the Consulting Period, may be terminated by the Consultant or the Company under the circumstances set forth below. In the event of any such termination or in the event of the expiration of the Consulting Period, unless otherwise agreed by the Company, the Consultant will immediately resign from the Board and all committees thereof, as well as from any other positions he holds with the Company or any of its affiliates.

(a)    Death or Permanent Disability. The Consultant’s consulting services shall terminate automatically upon the Consultant’s death during the Consulting Period. The Company shall be entitled to terminate the Consultant’s consulting services because of the Consultant’s Permanent Disability during the Consulting Period. “Permanent Disability” means that the Consultant (i) is unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (iii) has been determined to be totally disabled by the Social Security Administration. A termination of the Consultant’s employment by the Company for Permanent Disability shall be communicated to the Consultant by written notice, and shall be effective on the 30th day after receipt of such notice by the Consultant (the “Disability Effective Date”), unless the Consultant returns to the performance of the Consultant’s duties in accordance with the provisions of Section 2 before such 30th day. In the event of a dispute as to whether the Consultant has suffered a Permanent Disability, the final determination shall be made by a licensed physician selected by the Board and acceptable to the Consultant in the Consultant’s reasonable judgment.

(b)    Termination by the Consultant. The Consultant may terminate the Consultant’s consulting services at any time during the Consulting Period, upon thirty (30) days’ written notice to the Company.

(c)    Termination by the Company for Cause. The Company may terminate the Consultant’s consulting services for Cause at any time during the Consulting Period, with or without notice. For purposes of this Agreement, “Cause” shall mean (1) conviction of the Consultant by a court of competent jurisdiction of a felony (excluding felonies under the Vehicle and Traffic Code of the State of New York or any similar law of another state within the United States of America); (2) any act of intentional fraud in connection with the Consultant’s duties under this Agreement; (3) any act of gross negligence or willful misconduct with respect to the Consultant’s duties under this Agreement; and (4) any act of willful disobedience in violation of specific reasonable directions of the Board consistent with the Consultant’s duties.

(d)    Date of Termination. The “Date of Termination” means the date of the Consultant’s death, the Disability Effective Date or the date on which the termination of the Consultant’s consulting services by the Company for Cause, or by the Consultant, is effective, as the case may be, including by reason of the expiration of the Consulting Period.

(e)     Obligations of the Company Upon Cessation of Consulting Services. If the Consultant’s consulting services cease for any reason (except as otherwise provided below), the Company shall pay the Consultant or his legal representative:

(i)    the Consultant’s accrued but unpaid cash compensation, which shall equal the sum of (1) any portion of the Consultant’s accrued consulting fees under Section 3(a) through the Date of Termination that have not yet been paid; and (2) any portion of the Consultant’s accrued non-employee director fees under Section 3(b) through the Date of Termination that have not yet been paid, which shall be paid in cash within thirty (30) days of the Date of Termination; and

(ii)    subject to (i) the Consultant (or the Consultant’s beneficiary previously designated in writing to the Company or, if no such beneficiary has been so designated, the Consultant’s estate, as applicable) having executed a release of any and all legal claims in the form attached hereto as Exhibit A (which such form may be modified by the Company to the extent necessary to reflect execution by a person other than the Consultant) (the “Release”) no later than forty-five (45) days following the Date of Termination (which period shall be sixty-five (65) days following the Date of Termination in the case of a termination of the Executive’s employment due to his death) and not revoking the Release during the period specified therein, and (ii) the Consultant’s continued compliance with the restrictions set forth in Sections 7 and 8, the then unpaid transition payments specified in Section 3(c)(ii) and (iii), which shall be paid in accordance with the timing set forth in Section 3(c); provided that such amounts shall in no event be payable if the Consultant’s consulting services were terminated by the Company for Cause (or if it was determined that Cause existed at the time of the Consultant’s termination of services). If any portion of the payments described in this Section 4(e)(ii) qualifies as “deferred compensation” subject to Section 409A and the Release could become effective in either of two taxable years, notwithstanding anything to the contrary herein any amounts that would otherwise be payable in the earlier taxable year will be paid on the first payroll date in the later taxable year.

Except as expressly provided herein or otherwise required by law, the Consultant will not be entitled to any other compensation or benefits in connection with the cessation of the Consultant’s services to the Company or any of its affiliates.

5.    Section 409A. The parties intend for the compensation provided under this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations thereunder, “Section 409A”). Notwithstanding the foregoing, in no event shall the Company or any of its affiliates have any liability to the Consultant or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the provisions of Section 409A.

(a)    Definitions. For purposes of this Agreement, all references to “termination of employment”, “termination of services” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(b)    Certain Delayed Payments. If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which the Consultant would otherwise be entitled during the six (6)-month period following the Consultant’s separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6)-month period, or if earlier, the date of the Consultant’s death.

(c)    Separate Payments. Each payment made under this Agreement shall be treated as a separate payment.

(d)    Reimbursements. Notwithstanding anything to the contrary in this Agreement, any reimbursement that constitutes or could constitute nonqualified deferred compensation subject to Section 409A will be subject to the following additional requirements: (i) the expenses eligible for reimbursement will have been incurred during the term of this Agreement, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other taxable year; (iii) reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.

6.    Full Settlement. The Company’s obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Consultant or others. In no event shall the Consultant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Consultant obtains other employment.

7.    Confidential Information.

(a)    The Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates or their businesses that the Consultant obtained during his employment or obtains during his service with the Company and its affiliates (whether before, during or after the Consulting Period) and that is not public knowledge (or that has only become public knowledge as a result of the Consultant’s violation of this Section 8) (“Confidential Information”). The Consultant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Consulting Period, except with the prior written consent of the Company or as otherwise required by law.

(b)    For the avoidance of doubt, (i) nothing in this Agreement (including in this Section 7, Section 9 or otherwise) limits, restricts or in any other way affects the Consultant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Consultant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, the Consultant may be held liable if he unlawfully accesses trade secrets by unauthorized means.

8.    Noncompetition; Nonsolicitation.

(a)    Non-Competition. During the Restriction Period (as hereinafter defined), the Consultant shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a “person”) that is, or intends to be, engaged in any business which is in competition with any business of the Company or any of its affiliates in any geographic area in which the Company or any of its affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business (a “Competitor”); provided that the foregoing will not prohibit the Consultant from participating in or becoming associated with a person if (i) less than 10% of the consolidated gross revenues of such person, together with its affiliates, derive from activities or businesses that are in competition with any business of the Company or any of its affiliates (a “Competitive Business”) and (ii) the Consultant does not, directly or indirectly, participate in, become associated with, or otherwise have responsibilities that relate to the conduct or operations of, any Competitive Business that is conducted by such person or a division, group, or subsidiary or affiliate of such person. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).

(b)    Non-Solicitation. During the Restriction Period, the Consultant shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person that during the three-year period preceding the termination of the Consulting Period (or, if such action occurs during the Consulting Period, on the date such action was taken) is or was engaged in a business relationship with the Company or any of its affiliates to terminate its relationship with the Company any of its affiliates or to engage in a business relationship with a Competitor.

(c)    No Hire. During the Restriction Period, the Consultant will not, except with the prior written consent of the Company, directly or indirectly, induce any employee of the Company or any of its affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve months. For purposes of this Section 8(c), “employment” shall be deemed to include rendering services as an independent contractor and “employees” shall be deemed to include independent contractors.

(d)    Restriction Period. The term “Restriction Period” as used herein, shall mean the period beginning on the Effective Date and ending on the later of (i) June 30, 2021 and (ii) the date that is six months following the date on which the Consultant no longer provides consulting services to the Company and is no longer a member of the Board.

(e)    Return of Confidential Information. Promptly following the Consultant’s termination of services to the Company and its affiliates, including due to expiration of the Consulting Period, the Consultant shall return to the Company all property of the Company and its affiliates, and all copies thereof, in the Consultant’s possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

(f)    Injunctive Relief. The Consultant acknowledges and agrees that the Restriction Period and the covenants and obligations of the Consultant in Section 7 and this Section 8 with respect to non-competition, nonsolicitation and confidentiality and with respect to the property of the Company and its affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation. The Consultant further acknowledges and agrees that the covenants and obligations of the Consultant in Section 7 and this Section 8 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Consultant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Consultant from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If, at the time of enforcement of Section 7 and/or this Section 8, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, and/or geographical area legally permissible under such circumstances will be substituted for the period, scope and/or area stated herein.

9.    Release.

(a)    On the Consultant’s own behalf and that of his heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through the Consultant, the Consultant hereby releases and forever discharges the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which the Consultant has had in the past, now has or might have, through the date of the Consultant’s signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with the Consultant’s employment by, or provision of other services to, the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which the Consultant has provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies. For purposes of this Section 9, the word “Company” always includes the Company, all affiliates of the Company and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

(b)    Nothing in this Agreement shall be construed to prohibit the Consultant from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that the Consultant hereby agrees to waive his right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by the Consultant or by anyone else on his behalf.

(c)    Excluded from the scope of this release of claims are (i) any rights to benefits that were vested under the Company’s employee benefit plans on the date on which the Consultant’s employment the Company terminates, in accordance with the terms of such plans, (ii) any rights to indemnification under the Company’s certificate of incorporation or by-laws or any separate indemnification agreement, and (iii) any rights to payment hereunder.

(d)     In signing this Agreement, the Consultant acknowledges that he has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. The Consultant further acknowledge that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. The Consultant agrees that the consideration given for this wavier and release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing as required by the ADEA that:

(i)    The Consultant has the right to and is advised by the Company to consult with an attorney prior to executing this Agreement; and the Consultant acknowledge that he have had sufficient time to consider this Agreement and to consult with an attorney, if he wishes to do so, or to consult with any other person of his choosing before signing;

(ii)    The Consultant has up to twenty one (21) days to consider the terms of this Agreement from the date the Consultant receives this Agreement;

(iii)    The Consultant has seven (7) days following execution of this Agreement to revoke this Agreement; and

(iv)    This Agreement shall not be effective until the revocation period has expired and, if revoked, this Agreement shall be of no force or effect.

10.    Successors.

(a)    This Agreement is personal to the Consultant and shall not be assignable by the Consultant. This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives and heirs and successors.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In the event of the acquisition of all or substantially all of the Company’s stock or assets by a party unrelated to the Company and its affiliates, the purchaser of such stock or assets or an affiliate of the purchaser shall be required to assume and agree to perform its obligations under this Agreement in the same manner and to the same extent as the Company.

11.    Section 280G. In the event that the Company undergoes a change in control after it (or any affiliate of the Company that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), if all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Consultant receives or is entitled to receive from the Company or an affiliate, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Consultant shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Consultant’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 11 will be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate.

12.    Miscellaneous.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.

(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with receipt confirmation), addressed as follows:

If to the Consultant:	Gerald C. Rittenberg
At his most recent address
shown in the Company’s records

If to the Company:	Party City Holdco Inc.
80 Grasslands Road
Elmsford, NY 10523
Attention: Corporate Secretary
Fax no.: (914) 345-2056

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b). Notices and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations. In addition, the obligations of the Company under this Agreement shall be conditional on compliance with this Section 12(d), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Consultant. Notwithstanding the foregoing, the Consultant shall be solely responsible for satisfying and paying all taxes arising from or due in connection with the payment of any consulting fees hereunder or any compensation paid respect of his service as a member of the Board.

(e)    Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)    The Consultant acknowledges that (i) this Agreement, together with the Exhibit hereto (and the other agreements referred to herein and therein), supersedes all other agreements and understandings, both written and oral, between the Consultant, on one hand, and the Company and any of its affiliates, on the other, with respect to the subject matter hereof, including, without limitation, the Employment Agreement and (ii) Party City Holdings, Inc. is an intended third-party beneficiary of this provision. Upon effectiveness of this Agreement, the Employment Agreement shall terminate and be of no further force and effect.

(g)    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

(h)    Provisions of this Agreement shall survive any termination of service if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Consultant under Sections 7 and 8 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PARTY CITY HOLDCO INC.

By:	/s/ Daniel J. Sullivan
Name: Daniel J. Sullivan
Title: Chief Financial Officer

/s/ Gerald C. Rittenberg
GERALD C. RITTENBERG

[Signature Page to Transition and Consulting Agreement]

Execution Version

Exhibit A

FORM OF RELEASE OF CLAIMS

This Release of Claims is provided by me, Gerald C. Rittenberg (or by my designated beneficiary, in the event of my death during my employment), pursuant to the Transition and Consulting Agreement between me and Party City Holdco Inc. (the “Company”) dated as of March 15, 2017 (the “Consulting Agreement”).

This Release of Claims is given in consideration of the benefits to be provided to me (or, in the event of my death during the Consulting Period (as defined in the Consulting Agreement), to my designated beneficiary) in connection with the termination of my services to the Company under Section 4(e)(ii) of the Consulting Agreement (the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, or provision or other services to, the Company or the termination of that employment or services or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies.

Nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by me or by anyone else on my behalf.

For purposes of this Release of Claims, the word “Company” always includes the Company, all affiliates of the Company and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

-i-

For the avoidance of doubt, (i) nothing in this Release of Claims limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) I will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, I may be held liable if I unlawfully access trade secrets by unauthorized means.

Excluded from the scope of this Release of Claims are (i) any rights to benefits that were vested under the Company’s employee benefit plans on the date on which my services to the Company terminated, in accordance with the terms of such plans, (ii) any rights to indemnification under the Company’s certificate of incorporation or by-laws or any separate indemnification agreement, and (iii) any rights to payment under the Consulting Agreement for amounts that are payable, by their terms, after and subject to the execution of this Release of Claims.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 8(e) of the Consulting Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my services to the Company terminated and that, exclusive only of the Separation Payments, no further compensation of any kind shall be due to me by the Company, whether arising under the Consulting Agreement or otherwise, in connection with any services provided by me to the Company or the termination of such services. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the covenants contained in the Consulting Agreement.

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In signing this Release of Claims, acknowledge that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. I agree that the consideration given for this wavier and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing as required by the ADEA that:

1.    I have the right to and am advised by the Company to consult with an attorney prior to executing this Release of Claims; and I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing;

2.    I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one days (or, if the Company so instructs me in writing, for up to forty-five days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims;

3.    I have seven (7) days following execution of this Release of Claims to revoke this Release of Claims; and

4.    This Release of Claims shall not be effective until the revocation period has expired.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	Date signed:

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